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                                                                   Exhibit 10.10


                                                 [LETTERHEAD OF NETFLIX.COM(TM)]

March 25, 1999



Tom Dillon
102 Bell Flower Way
Scotts Valley, CA 95066


Dear Tom:

On behalf of NetFlix. Inc., it is my pleasure to offer to you for the position of Vice President of Operations reporting to Reed Hastings, CEO. Your annual salary will be $160,000.00 to be paid bi-weekly.

In addition, we are pleased to offer you an option to purchase 225,000 shares of the Company's Common Stock, subject to final approval by the Board of Directors. The purchase price will be equal to the fair market value at the date of the grant in accordance with the NetFlix, Inc. 1997 Stock Plan. These options will vest over four years with one-year cliff vesting and monthly vesting thereafter. This stock option plan includes twelve-month acceleration in the event of termination due to a change of control.

Also, you will receive an annual bonus targeted at $ 15,000.00 based on company performance. Metrics for payment of this bonus will be mutually determined upon your employment with the Company.

As a full-time employee of NetFlix, you are entitled to standard company employee benefits such as vacation. sick leave and full medical insurance.

It should be noted that as a condition of employment, you will be required to sign an agreement which addresses the issues of confidentiality, conflicts of interest, non-competition, and patent assignments. Additionally, on your first day of employment, you will be required to provide the Company documentary evidence of your identity and eligibility for employment in the United States to satisfy the requirements of Employment Eligibility Verifications (Form I-9) as required by Federal law.

While we hope and expect that this will be the beginning of a long and rewarding employment relationship, your employment is at-will, and either you or NetFlix may terminate this employment relationship at anytime and for any reason, with or without cause. We will provide you severance of three months with continued salary and benefits if your employment is terminated for reasons other than cause.

Please confirm your acceptance of this offer and start date by returning a signed copy of this letter to me by 5:00 PM, Monday, March 29, 1999.

The entire NetFlix team is looking forward to working with you!

Sincerely,



/s/ Reed Hastings
-------------------------
Reed Hastings
CEO


Agreed to and accepted:



/s/ Tom Dillon                      4-5-99
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Tom Dillon                           Date                  Start Date